Exhibit 10.15

Nor-Tech Hi-Performance Boats

Sales & Dealership Agreement

THIS AGREEMENT is made and entered into this 25th day of April 2025, by and between NT Manufacturing, LLC, organized and existing under the laws of the State of Florida with its principal place of business located at 2520 NE 9th Ave, Fort Myers, Florida 33909 (hereinafter referred to as “Builder”) and Off the Hook Yacht. Sales, LLC. organized and existing under the laws of Florida with its principal place of business 1701 JEL WADE DRIVE, WILMINGTON, NC 28401 (herein after referred to as “Dealer”).

Recitals:

Builder is engaged in the design and manufacture of “Nor-Tech” brand offshore high-performance powerboats (“Powerboats”) and Dealer desires to become a Dealer for such Powerboats.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein the parties agree as follows:

Agreement

1.	Appointment of Dealer -

A. Builder hereby appoints Dealer as a non-exclusive authorized dealer for the retail sale, display, promotion and servicing of “Nor-Tech” brand offshore high-performance powerboats, and related products, accessories, and apparel (hereinafter “Products”) in accordance with the terms and conditions as hereinafter set forth, including any addenda attached hereto. Dealer has not paid any fee or other consideration for this agreement. Neither this agreement nor any right granted by this agreement is a property right. Neither this agreement nor any right or responsibility under this agreement may be transferred, assigned, delegated, or sold by Dealer without the written consent of Builder which may be withheld in Builder’s sole and absolute discretion.

B. Dealer shall display, promote, sell at retail, and service Products purchased from Builder solely within the geographical area that is proximate to the location set forth on the signature page to this Agreement and operated by Dealer (hereinafter “Dealer Location”). Further:

i.	Dealer agrees not to change a Dealer Location nor sell from an additional location without the express prior written consent of Builder.

ii.	Except as otherwise provided herein, Dealer may only sell product to a retail purchaser (hereinafter “Customer”) who is located in the geographical area that is proximate to the Dealer Location (hereinafter “Dealer’s Territory”). For purposes of this agreement the designated Dealer’s Territory shall be North Carolina and South Carolina with specific zip codes for each state.

iii.	Dealer agrees not to purchase Product from any source other than Builder.

iv.	Builder reserves the right to maintain and sell previous clients into all current territories. In addition to previous clients, Builder also may sell directly to clients outside of current territories (hereinafter “Factory Territory”). *This is to ensure that the Product being sold is delivered with agreed terms on how the client will be serviced and received the Nor-Tech Experience.

v.	Dealer must submit a formal request and be granted approval by Builder prior to selling any Product outside of specified Dealer’s Territory including any and all sales into Factory Territory. In the event that the Dealer does not request by Builder and continues with the sale, a 5% penalty of the Dealer’s cost of Product being sold will be added. No international sales will be granted to any Dealer. All international sales will be handled by Builder.

v1.	The sale of Product from Dealer outside of Dealer’s Territory into another Dealer’s Territory is strictly prohibited. The following exemption(s) are allowed with approval from Builder. Dealer may sell Product outside of Dealer’s Territo1y into another Dealer’s Territory without penalty if Dealer can provide an established sales relationship “Boat Guy” prior to date of sale. Otherwise, Dealer must pay a penalty to the Dealer in which Dealer’s Territory the sale will be made. The penalty will be in the amount equal to 5% of the Dealer’s cost of Product being sold.

vii.	Both Dealer and Builder are allowed to sell inventoried Product that is completed into other Dealer Territory and Factory Territory without penalty upon Builder approval. Inventory should be updated with Builder on a weekly basis.

C. Breach of any condition in this section 1 shall be deemed a non-curable material breach of this Agreement and shall constitute grounds for immediate termination hereof by Builder.

2.	Definitions - The following terms shall have the following meanings when used in this agreement:

a.	“Dealer” - The corporation, partnership, or proprietorship as identified above.
b.	“Dealer Agreement” - This Dealer Sales and Dealership Agreement, including the agreement proper that is executed, and all the related documentation.
c.	“Dealer Operator” - Principal manager of Dealer identified in last paragraph below on whose personal service Builder relies in entering into the Dealer Agreement.

d.	“Dealer Owner” - Owner of Dealer identified in last paragraph below on whom Builder relies in entering into the Dealer Agreement.
e.	“Dealership Location” - The location approved by Builder for the purpose of conducting Dealership Operations.
f.	“Dealership Operations” - All operations contemplated by the Dealer Agreement. These operations include the sale and service of Products and any other activities undertaken by Dealer related to Products, including rental and leasing operations, repair and service shop operations, and finance and insurance operations whether conducted directly or indirectly by Dealer.
g.	“Dealership Premises” - Approved facilities provided by Dealer at its Dealership Location for the conduct of Dealership Operations.
h.	“Builder” - Builder Corporation identified above.
i.	“Marks” - The various trademarks, service marks, names, model names and designs used by Builder and its affiliated companies in connection with Products.
J.	“Powerboats” - All current model types or series of new Powerboats specified in by Builder from time to time and all past Builder Powerboats marketed through Powerboats Dealers..
k.	“Powerboat Dealers” - Dealers that are a party to a Dealer agreement for the line of products constituting Powerboats.
I.
m.	“Parts and Accessories” - New or remanufactured powerboat parts and accessories marketed by Builder and listed in current Price Schedules or supplements furnished to Dealer.
n.	“Products” - Powerboats, Parts and Accessories.
o.	“Special Powerboats” - Powerboats that have limited marketability because they differ from Builder’s standard specifications or incorporate special equipment.
p.	“Inventory Product” - Specified as a spec boat that is 100% complete, funded by dealer, and located at Dealer’s location.

3. Management and Ownership - Builder is entering into this agreement in reliance on the capabilities of the person(s) identified below and on Dealer’s assurance that their personal services will be provided in the Dealership Operations. Dealer represents that such person(s) will be the principal manager(s) of Dealer (“Dealer Operator”) and the principal owner(s) of Dealer (“Dealer Owner”). Builder and Dealer agree that the Dealer Operator(s) will actively exercise full managerial authority in the Dealership Operations, and that all owners of Dealer will each continue to own, both ofrecord and beneficially, the percentage of ownership represented by Dealer in the Dealer Statement of Ownership approved by Builder.

4. Changes in Management and Ownership - If Dealer desires to make a change in its Dealer Operator(s) or ownership or sell its principal assets to a party that wishes to become an authorized Dealer, Dealer will give Builder prior written notice of the proposed change or sale. Builder shall not arbitrarily refuse to agree to the proposed change or sale. Dealer agrees to provide in the form requested and in a timely manner all applications and information customarily requested by Builder to evaluate the proposed change or sale. Builder agrees to consider all factors requested by Dealer and base its decision on whether the proposed change is likely to result in a successful Dealership operation with acceptable management and ownership which will provide satisfactory sales and service for customers.

5. Term - Subject to the earlier termination of this agreement as provided below, the term of this agreement shall be for one year, commencing on 4/25/2025 and ending 04/24/2026, provided that unless so terminated early.

6. Execution on Behalf of Builder and Dealer - Neither this agreement nor any related agreement, including but not limited to Builder approved Purchase Order forms will be valid unless it is signed on behalf of Dealer by its authorized representative and, in the case of this document, by its chief executive officer. Builder shall be entitled to assume that a person executing a Purchase Order or signing such other document on Dealer letterhead is a Dealer authorized representative unless notified in writing otherwise by Dealer’s chief executive officer.

7. Sales of Powerboats to Dealer -

A. Powerboats Addendum - Builder has furnished Dealer a Powerboats Addendum specifying the current model types or series of new Powerboats which Dealer may order. Builder may change the Powerboats Addendum by furnishing Dealer a superseding Powerboats Addendum.

B. Processing of Dealer’s Orders - Orders for new Powerboats will be submitted and processed in accordance with procedures established by Builder. No order shall be considered valid unless submitted on a Builder approved Purchase Order signed by the Dealer’s authorized representative and accompanied by the deposit required by Builder. Builder will endeavor to distribute new Powerboats among authorized dealers and factory direct sales representatives in a fair and equitable manner. Dealer’s orders for new Powerboats are not binding on Dealer or Builder until accepted by Builder signing said Purchase Order in the space provided and may be canceled by Dealer until that time. Builder may install any equipment or accessories required by law on any Powerboats ordered by Dealer whether or not such items are included in Dealer’s order.

C. Prices and Other Terms of Sale - Prices, destination charges, and other terms of sale applicable to purchases of new Powerboats will be those established in accordance with the Dealer Price Schedule and Terms of Sale Bulletin furnished to Dealer by Builder, provided, however, that if no such Bulletin is issued then the price charged to Dealer by Builder for any Powerboat purchased by Dealer shall be 35% off the retail sales price for the following models: 340 CC, 390 CC, 400 CC, and 450 CC. The 392 Superfish and 452 Superfish belong to a separate and specific program that must be opted in. All models not previously listed are considered custom boats and are subject to special pricing, retail contracts must be submitted to the Builder for review and approval. Once approved, custom boats will yield a 10% commission to Dealer. Prices, destination charges, and other terms of sale applicable to any Powerboats may be changed at any time by Builder, except as otherwise provided by Builder in writing, these changes will not apply to orders already made by Dealer and accepted by Builder at the time the changes are made effective. Except with respect to the establishment of initial prices for a new model year or for any new model or model type, Builder will give written notice to Dealer of any price increase before shipping any Powerboats to which the increase applies. Dealer may cancel or modify the affected orders by delivering a written notice to Builder within five days after receipt of the notice.

D. Payment of Purchase Price - Dealer shall pay Builder for each Powerboat purchased under this agreement in accordance with the following schedule:

i.	$20,000.00 upon submission of Purchase Order for models 340 and 390 or $40,000 for 450 models and larger plus specialty boats, provided that said deposit shall be immediately returned to Dealer if said Purchase Order is not accepted by Builder.

11.	33 1/3% of the purchase price balance shall be paid upon written notice by Builder that the Powerboat hull corresponding to the Purchase Order one week prior to being placed into the mold. In the event payment is not made by the terms listed above, Builder is not obligated to start Powerboat Hull and is subject to delay start at Builder’s discretion.

iii.	33 1/3% of the purchase price balance shall be paid upon written notice by Builder once the boat moves from the lamination department to the rig shop . If balance is not received within (2) weeks of invoice, a finance charge may be applied. All larger plus specialty boats are at the Builder’s discretion.

iv.	The remaining balance shall be paid immediately upon completion of the Powerboat corresponding to the Purchase Order. Payment must be received in full by Builder from Dealer prior to any Powerboat delivery.

Upon the payment in full of the purchase price, Builder shall deliver to Dealer either a Manufacturer’s Statement of Origin to a boat sold in the State of Flo1ida and/or a Builder’s Certificate at its discretion.

E. Powerboats Production and Delivery - Upon acceptance of a Purchase Order Builder shall issue a production slot identification number for said order. This slot may not be sold or otherwise assigned to another Purchase Order without the express written consent of Dealer provided that Dealer must then be in compliance with the terms and conditions of this Agreement. Due to the high demand and highly custom nature of the Builder’s Powerboats Dealer understands, acknowledges and agrees that Builder cannot and thus maims no representation, guaranty or warranty as to the delivery date of any Powerboat ordered pursuant to this agreement and Dealer shall mal<e no such representation, warranty or guaranty to its customers or potential customers. Dealer shall be responsible for scheduling and selecting the delivery locations and the modes of transportation, as well as the costs for delivery of each and every Powerboat purchased under this agreement. All deliveries are subject to delays in the production process and Dealer hereby releases Builder from any and all liability associated with any such delays. All shipments of Powerboats made under this agreement shall be F.O.B. at Builder’s factory located at the address first written above, and the risk ofloss shall transfer to Dealer immediately upon shipment therefrom. Prior to Dealer taking delivery of any Powerboat purchased hereunder, Builder shall thoroughly clean the Powerboat and perform a careful and complete mechanical and service check in accordance with the standards and procedures as established from time to time by Builder.

F. Excusable Delay or Failure to Fill Orders or Accept Delivery - Dealer will not be liable for any delay or failure to accept delivery and Builder will not be liable for any delay or failure to deliver Powerboats where the delay or failure is caused, in whole or in part, by:

i.	Any strike or labor trouble in Dealer’s establishment or in the plants of Builder or its suppliers;

ii.	Any shortage or curtailment of utilities, materials, transportation or labor or any shortage or damage to productive facilities;

iii.	Any act of government, including the enactment of laws or regulations or issuance of judicial or administrative injunctions or orders;

iv.	Any curtailment of production due to economic conditions; or any discontinuance of manufacture or sale by Builder;

v.	Any cause beyond the control of Dealer or Builder.

If any Powerboats ordered by Dealer are diverted or returned because of Dealer’s unexcused delay or failure to accept delive1y, Dealer will pay any additional costs incurred by Builder as a result of such diversion.

G. Discontinuance of and Changes in Powerboat Models or Lines - Builder may discontinue any line of Powerboat, or change the design or specifications of any Powerboat or item of optional equipment at any time without notice and without incurring any obligation to Dealer.

8. Warranties on Products -

A. Builder warrants new Powerboats and Parts and Accessories (“Products”) to retail owners as set forth in documents containing those warranties that are provided with the Products or as set forth in the Service Policies and Procedures Manual. Except as otherwise provided by law the written Builder warranties are the only warranties applicable to new Products and Dealer hereby represents and warrants that it shall deliver said written warranty to the buyer of such Powerboats. With respect to dealers, such warranties are in lieu of all other warranties or liabilities, express or implied, including any implied warranty of merchantability or fitness for a particular purpose or any liability for commercial losses based on negligence or Builder’s strict liability. Except as may be provided under an established Builder program or procedure, Builder neither assumes nor authorizes anyone to assume for it any other obligation or liability in connection with Products, and Builder’s maximum liability is to repair or replace the Product. DEALER ACKNOWLEDGES THAT BUILDER HAS NOT MADE ANY EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS TO IT WITH RESPECT TO ANY PRODUCT, INCLUDING WITHOUT LIMITATION, ITS MERCHANTABILITY, SUITABILITY, DESIGN, CAPACITY, TOP SPEED, CRUISING SPEED, OR ITS FITNESS FOR ANY PARTICULAR USE OR PURPOSE.

B. Builder does not warranty any vinyl or upholstery material(s) against fading, weathering, and or mold related issues. This includes material(s) but not limited to those claiming resistant to or impervious to conditions previously listed.

9. Dealership Operations -

A. Responsibility of Dealer Operator - It is the responsibility of each Dealer Operator to provide personal services by exercising managerial authority for Dealer’s conduct of the operations contemplated by this agreement (“Dealership Operations”). Dealership Operations include the sale and service of Products and any other activities undertaken by Dealer related to Products, including rental and leasing operations, used boat sales, and repair and service shop operations, and finance and insurance operations whether conducted directly or indirectly by Dealer. Dealer’s success is dependent on its effectiveness in selling and servicing Powerboats and in conducting all the related activities which comprise Dealership Operations. Such effectiveness is ultimately dependent on the Dealer Operator, who must assume full and complete managerial authority and responsibility for all Dealership Operations and who should be a competent business person, an effective manager, and an experienced merchandiser of powerboat related products and service.

B.	Dealership Location and Premises -

i.	Responsibility of Dealer - Dealer shall provide facilities (“Dealership Premises”) at the Dealership Location, or such other location as Builder agrees to in writing, that will enable Dealer to effectively perform and conduct its Dealership Operations. The Dealership Premises shall be satisfactory as to appearance and layout, properly equipped for the conduct of the Dealership Operations. Dealer will conduct the Dealership Operations only from the location (“Dealership Location”) approved for that purpose by Builder and will not, either directly or indirectly, establish any place of business for the conduct of any of its Dealership Operations except at the Dealership Location, unless Builder otherwise agrees in writing.

ii.	Changes - If Dealer desires to make any changes in the Dealership Location or in the uses or purposes of any of the Dealership Premises, Dealer agrees to give Builder prior written notice so Builder can discuss the effect of the proposed change with Dealer. No change in Dealership Location or in the use of Dealership Premises in Dealership Operations will be made without the written approval of Builder.

iii.	Signs - Unless Builder otherwise agrees in writing Dealer will install and maintain in appropriate places at the Dealership Premises product and service signs approved by Builder, and such other signs as Builder and Dealer agree are appropriate to advertise the Dealership Operations.

iv.	Other Malrns and Model Lines - Dealer hereby represents and warrants that it is a dealer or otherwise offers or markets for sale new boats from the following new boat manufacturers: _______________________________________________________________________, and further agrees that it shall not agree to act as a dealer or offer to market or sell boats for any additional manufacturers without the express written consent of Builder, which consent may be withheld for any reason at the sole discretion of Builder. Notwithstanding the foregoing, however, Builder’s sole remedy for a violation of this provision shall be to terminate this Agreement in accordance with the termination provisions set forth in paragraph 12, below.

C.	Sales Performance -

i.	Responsibility of Dealer - Dealer is responsible for:

a)	Actively and effectively selling and, if Dealer elects, renting and leasing new Powerboats to customers of Dealer; and
b)	Actively and effectively promoting, through Dealer’s own advertising and sales promotion activities, the purchase and use of new Powerboats by customers located in Dealer’s Territory.

ii.	Sales Operations and Activities of Dealer - In furtherance of the objectives of this agreement, Dealer agrees to:

a)	Maintain an adequate force of trained sales personnel;
b)	Maintain a high standard of ethical advertising and sales activities in promoting its Dealership Operations;
c)	Explain to Product purchasers the items which make up the purchase price, and give them any information required by law;
d)	Refrain from making any misleading statements concerning the nature or amount of items making up the total selling price of a Powerboat;
e)	If Dealer installs on a Powerboat any equipment, accessory, or part that has not been supplied by Builder, Dealer will disclose this fact to the purchaser and will advise the purchaser that the item is not included in wan-anties furnished by Builder. Dealer will write such disclosure on the purchase order if the purchaser is to sign the order. In all cases, the purchaser’s bill of sale or receipt will include such disclosure. Dealer will clearly explain to the purchaser the extent of the wan-anty given by the Builder of any such equipment, accessory, or part, and will deliver a copy of the warranty, ifin writing, to the purchaser, along with the Builder approved Operator’s Manual, if any.

iii.	Sales Projections - On_ November 30th of each year during the term and any renewals hereof Dealer shall deliver to Builder a written sales projection for all Powerboats Dealer intends to purchase from Builder during the immediately ensuing twelve month term.

iv.	Inventory - At all times during the term and any hereof Dealer shall have taken delivery of a minimum of at least 5 boats per year. Any Dealer that does not meet this requirement is subject to review prior to the next year’s Dealer Agreement renewal.

10. Trademarks and Service Marks -

A. Exclusive Ownership - Builder or its affiliates are the exclusive owners of the various trademarks, service marks, names, model names and designs, including but not being limited to Super Cat, Super V, All Center Console Models, NOR-TECH, etc. (“Marks”) which they use in connection with the Powerboats and related Products and Accessories.

B. Use by Dealer - Dealer is granted the nonexclusive right of displaying the foregoing Marks in the conduct of its Dealership Operations. The foregoing Marks may be used as part of the name under which Dealer’s business is conducted only with the express written approval of Builder. Dealer will change or discontinue the use of any Mark on Builder’s request. No company owned by or affiliated with Dealer or any of its owners may use any Mark or product name without Builder’s written permission.

C. Discontinuance of Use on Termination - On te1mination of this agreement, Dealer shall immediately discontinue or cause to be discontinued, at its expense, all use of Marks. Subsequently, Dealer will not nse, either directly or indirectly, any Builder Marks or any other confusingly similar marks in a manner likely to cause confusion or mistalce or to deceive the public.

D. Dealer’s Liability for Failure to Discontinue Use - Dealer shall reimburse Builder for all legal fees and other expenses incurred in connection with any legal action to require Dealer to comply with this Section.

11. Establishment of Additional Dealers - Builder reserves the right to appoint additional Powerboats Dealers. Builder will notify Dealer prior to appointing another Powerboat dealer in Dealer’s Territory and will give Dealer an opportunity to present information relevant to such an appointment. If Builder tentatively decides circumstances warrant establishing an additional Dealer in such area, Builder will advise Dealer in writing and give Dealer ten (10) days to present further relevant information before a final decision is made. Notwithstanding any other provision of this agreement, the final decision whether to establish an additional Dealer shall be made by Builder solely pursuant to its own business judgment and nothing in this agreement shall be construed to require Dealer’s consent to the establishment of an additional Dealer.

12. Termination -

A.	Termination of Agreement -

i.	Termination by Dealer - Dealer may terminate this agreement by written notice to Builder. Termination will be effective 60 days after Builder’s receipt of the notice unless otherwise mutually agreed in writing.

ii.	Termination Due to Certain Acts or Events - Each of the following represents an act or event that is within the control of Dealer or originates from action taken by Dealer or its management or owners and which is so contrary to the spirit and objectives of this agreement as to warrant its immediate termination by Builder:

a)	The removal, resignation, withdrawal, or elimination from Dealer for any reason of any Dealer Operator or Dealer Owner without the prior written approval of Builder;
b)	Any misrepresentation to Builder by Dealer or by any Dealer Operator or owner in applying for this agreement or as to the record or beneficial ownership or management of Dealer;
c)	Any attempted or actual sale, transfer, or assignment by Dealer of this agreement or any of the rights granted Dealer under this agreement, or any attempted or actual transfer, assignment, or delegation by Dealer of any of the responsibilities assumed by it under this agreement without the prior written approval of Builder;
d)	Any change, whether voluntary or involuntary, in the principal management or in the record or beneficial ownership of Dealer as set forth in the Dealer Statement of Ownership furnished by Dealer without the prior written approval of Builder;
e)	Any undertaking by Dealer or any of its owners to conduct, either directly or indirectly, any of the Dealership Operations at any unapproved location;
f)	Any sale or other transfer, by operation of law or otherwise, or any relinquishment or discontinuance of use by Dealer, of any of the Dealership Premises or other principal assets required in the conduct of the Dealership Operations, without the prior written approval of Builder;
g)	Any dispute or disagreement between or among the owners or management personnel of Dealer which, in the opinion of Builder, may adversely affect the Dealership Operations or the interests of Dealer or Builder;
h)	Insolvency of Dealer; filing of a voluntary Petition in bankruptcy by Dealer; filing of a petition to have Dealer declared bankrupt or appointment of a receiver or trustee for Dealer, provided such filing or appointment is not vacated within three (3) months; or execution by Dealer of an assignment for the benefit of creditors or any foreclosure or other due process of law where a third party acquires rights to the operation, ownership, or assets of Dealer;
i)	Failure of Dealer to conduct its customary sales and service operations during its customary business hours for 10 consecutive business days;
j)	Conviction in a court of original jmisdiction of Dealer or any Dealer Operator, principal officer, or owner of Dealer of any crime which is punishable by imprisonment; or any finding by a government agency or court of original jurisdiction that Dealer had committed any unfair business practice which, in the opinion of Builder, may adversely affect the reputation or interests of Dealer or Builder;
k)	Submission by Dealer of false applications or claims for any payment, credit, discount or allowance or of false orders for Products or reports of delive1y or transfer of Products if such applications, claims, orders or reports are fraudulent or part of a pattern of false applications, claims, orders or reports, whether or not Dealer offers or makes restitution;

1)	Refusal by Dealer to timely furnish sales or financial information and related supporting data, or to permit Builder to make an examination or audit of Dealer’s accounts and records, provided such failure or refusal continues after receipt by Dealer from Builder of a written request for such information or permission;
m)	Willful failure of Dealer to comply with the provisions of any laws or regulations relating to the sale or service of Products.
n)	Failure by Dealer to abide by the terms and conditions of paragraph 9B, above.

When Builder learns that any of the foregoing acts or events has occurred, Builder will endeavor to discuss it with Dealer. Subsequently, Builder may terminate this agreement by giving Dealer written notice of termination, such termination to be effective on receipt by Dealer of such notice or at such later date as may be specified in the notice.

iii.	Termination by Builder for Failure of Performance by Dealer - If Builder determines that Dealer has failed to provide adequate premises, or to adequately perform its sales or service responsibilities, Builder will review the failure with Dealer. As soon as practicable, Builder will notify Dealer in writing of the nature of Dealer’s failure of performance and of the period of time during which Dealer will be expected to remedy the failure. If the failure has not been substantia11y remedied at the expiration of the period, Builder may tern1inate this agreement by giving Dealer 30 days advance written notice.

iv.	Termination Because of Incapacity of Dealer Operator - Because of the personal service nature of this agreement, Builder may terminate this agreement by written notice to Dealer if Dealer Operator is so physica11y or menta11y incapacitated that the Dealer Operator is unable to actively exercise full managerial aufuority. The effective date of termination will be stated in fue written notice.

v.	Termination for Failure to be Licensed - If Builder or Dealer fails to secure or maintain any license required for the performance of its obligations under this agreement, or the license is suspended or revoked, irrespective of the cause, either party may immediately terminate this agreement by giving the other party written notice.

vi.	Termination by Agreement - This agreement may be terminated at any time by written agreement between Builder and Dealer.

vii.	Termination due to Expiration of Term - Notwithstanding any provision of this agreement to the contrary, this agreement may be terminated effective at the conclusion of the initial term or any renewal term by either party providing the other written notice at least 60 days prior to the expiration thereof.

b.	Obligations after Termination -

i.	Effect of Termination on Orders - If Dealer and Builder do not enter into a new Dealer Sales and Service Agreement when this agreement expires or is terminated, Dealer and Builder shall remain obligated to fulfill their respective obligations under any Purchase Order previously accepted by Builder, unless otherwise agreed in writing by the parties. Dealer’s outstanding orders for Products which had not been previously accepted by Builder will be automatically canceled except as provided in this paragraph b. Termination of this agreement will not release Dealer or Builder from the obligation to pay any amounts owing the other.

ii.	Effect of Transactions After Termination - Neither Builder’s sale of Products to Dealer nor any other act by Builder or Dealer after termination of this agreement will be construed as a waiver of the termination.

13. No Agent or Legal Representative Status - This agreement does not make either party the agent or legal representative of the other for any purpose whatever, nor does it grant either party any authority to assume or to create any obligation on behalf of or in the name of the other. Neither party owes the other any fiduciary obligation.

14. Dealer’s Responsibility for Its Operations - Except as provided otherwise in this agreement, Builder has no liability in connection with the establishment or conduct of the Dealership Operations, and Dealer will be solely responsible for all expenditures, liabilities, and obligations incurred or assumed by Dealer in connection with Dealer’s responsibilities under this agreement. Dealer shall have the status of an independent contractor with respect to Builder, and this agreement shall be interpreted accordingly. Builder shall not be liable or responsible to customer or any other parties whatsoever, including Dealer, Dealer’s employees, or agents, for the acts, omissions, and representations of Dealer, its employees, or agents, and Dealer agrees to, indemnify, defend, and save harmless Builder from any and all liability whatsoever, to customers and other parties, whether in tort or contract, and all claims, demands, suits, actions, costs, and expenses therefrom, with respect to such acts, omissions, or representations under this agreement. Dealer further agrees to defend, indemnify, and save harmless Builder from and against any and all personal injuries, including death at any time resulting from such injuries, to Dealer, its employees, agents, or servants, or damage to the tangible property of others. All sales expenses incurred by Dealer pursuant to this agreement, including telephone, telecopy, and other communications from Dealer to Builder, shall be at the expense of, and shall be borne by Dealer.

15. Compliance with Laws and Regulations - Dealer shall strictly comply with and obey all federal, state and local 1aws and ordinances and all governmental regulations affecting or related to its business and Builder’s Products. Dealer shall at all times abide by Builder’s regulations and procedures governing relationships with Builder and among Builder’s dealers, including, without limitation, those relating to registration of the names Builder’s potential customers with Builder.

16.Taxes - Dealer will pay all local, state, federal, or other applicable taxes and file required tax returns related to its Dealership Operations and will hold Builder harmless from any claims or demands made by any taxing authority with respect to it.

17. Insurance - Dealer shall procure and maintain in full force and effect insurance policies to adequately protect Dealer and Dealer Operations and in the event Builder provides Dealer with floor plan financing, then Builder as insured(s) against (i) any loss, liability, claim, damage, action and expense whatsoever from personal and/or bodily injury, death, property damage or otherwise, and (ii) damage, loss or destruction to Dealer’s facilities and prope1ty, including Builder’s Products, arising or occurring in connection with the business of Dealer and Dealer Operations including but not being limited to the advertising and sale by Dealer of Products and shall furnish evidence of such to Builder’s upon request.

18. Confidential Information - The parties acknowledge that the Dealer now is, and may become familiar with, or acquire knowledge or information with respect to formulas, designs, drawings, processes, inventions, devices, marketing techniques or methods or concepts heretofore used or now being used or developed by Builder and information regarding Builder’s Products, service, customers, suppliers, and employees and financial position (all of which is hereinafter collectively referred to as “confidential information”), which confidential information is acknowledged and understood by Dealer to be deemed confidential by Builder. Dealer shall not, at any time hereinafter, utilize, reveal, divulge, or make known, directly or indirectly to any person, firm, corporation, or business entity (hereinafter collectively referred to as “third parties”) any confidential information or use or cause or authorize any third parties to use any confidential information not developed by Dealer. Dealer shall, immediately upon the termination of this agreement at its expense, deliver to Builder all technical data, worksheets, drawings, memoranda, customer and supplier lists and all other documents and information in Dealer’s possession or under its control which relate to the business of Builder and any confidential information.

19. Indemnification by Builder - Builder will assume the defense of Dealer and indemnify Dealer against any judgment for monetary damages, less any offset recovered by Dealer, in any lawsuit naming Dealer as a defendant relating to any Product that has not been altered by or for Dealer when the lawsuit concerns:

A. Breach of the Builder warranty related to the Product, bodily injury or property damage claimed to have been caused solely by a defect in the design, manufacture, or assembly of a Product by Builder (other than a defect which should have been detected by Dealer in a reasonable inspection of the Product);

B. Failure of the Product to conform to the description set forth in advertisements or product brochures distributed by Builder because of changes in standard equipment or material component parts unless Dealer received notice of the changes prior to retail delivery of the affected Product by Dealer; or

C. Any substantial damage to a Product purchased by Dealer from Builder which has been repaired by Builder unless Dealer has been notified of the repair in writing prior to retail delivery of the affected Product.

If Builder reasonably concludes that allegations other than those set forth in subparagraphs 1 through 3 above are being pursued in the lawsuit, Builder shall have the right to decline to accept the defense or indemnify Dealer or, after accepting the defense, to transfer the defense back to Dealer and withdraw its agreement to indemnify Dealer. The obligations assumed by Builder are limited to those specifically described in this Section and are conditioned on compliance by Dealer with the procedures described herein. This paragraph shall not affect any right either party may have to seek indemnification or contribution under any other contract or by law and such rights are expressly preserved.

20. Indemnification by Dealer - Dealer agrees to hold harmless and indemnify Builder against any damage, claim, action or suit for personal or bodily injury, death, property damage or otherwise, arising out of Dealer’s actions or failures to act with respect to Builder’s Products arising out of the conduct of Dealer’s business. Dealer shall hire and pay for counsel selected and approved by both Dealer and Builder to assume the defense of any such demand, claim, action or suit brought against Builder and pay any and all damages assessed against or that are payable by Builder as a result of the final disposition of any such suit, provided Builder promptly notifies Dealer in writing of the commencement of any such suit or threat thereof. Notwithstanding the foregoing, Builder may be represented in any such suit by its own counsel. Dealer’s obligation to hold harmless, indemnify and defend Builder under this paragraph shall in no event extend to any demands, claims, actions or suits to the extent that any such demands, claims, actions or suits arise out or are caused by the actions, non-actions, or breach of the Builder Warranty by Builder.

21. Force Majenre - If performance by Builder of any obligation hereunder is delayed, hindered, or prevented because of an Act of God or of a public enemy, acts of the Government of the United States or of any State or other political subdivision or any department or regulatory agency thereof, war, riot, fire, flood, explosion, typhoon, hurricane, earthquake, epidemic or quarantine, restrictions, strikes, slowdowns, lock-outs, labor disputes of any kind or labor shortages, freight embargo or delays of a supplier to Builder, or because of any similar even over which Builder has no control (“event of force majeure”), any non-performance or delay in performance by Builder as a result, directly or indirectly, of any event of force majeure shall not constitute a breach or failure of performance of this agreement by Builder.

22. Advertising - Dealer shall pay for and conduct an adequate advertising campaign at appropriate times within its territory to effectively generate interest, leads, and sales by its Dealership of Products, and finther agrees to comply with Builder’s written advertising policies, methods, and procedures. Dealer further agrees that it shall submit any advertisements and promotional material to Builder for review and approval not later than 10 days prior to its intended use or publication, which approval shall not be unreasonably withheld.

23. Notices - Any notice required to be given by either party to the other in connection with this agreement will be in writing and delivered personally or by mail. Notices to Dealer will be directed to Dealer or its representatives at Dealer’s principal place of business and notices by Dealer will be directed to Builder at the addresses set forth above.

24. No Implied Waivers -The failure of either party to require performance by the other party of any provision in this agreement will in no way affect the right to require such performance at any subsequent time; nor will the waiver by either party of a breach of any provision prevent the enforcement of any subsequent breach.

25. Assignment of Rights or Delegation of Duties - Except as provided in this agreement, this agreement, and the rights and obligations of Dealer in and under this agreement, are personal to Dealer and are not assignable in whole or in part without the prior, express, and written consent of Builder.

26. Accounts Payable - In addition to any right of set off provided by law, all monies or accounts due Dealer, if any, shall be considered net of indebtedness of Dealer to Builder and Builder may deduct any amounts due or to become due from Dealer to Builder or any amounts held by Builder from any sums or accounts due or to become due from Builder to Dealer.

27. Applicable Law - This agreement is governed by the laws of the State of Florida. Dealer further agrees that venue for any action arising from or in any way relating to this agreement whether in contract, tort or otherwise shall lie exclusively in either Pinellas or Lee County.

28. Sole Agreement of Parties - Except as otherwise provided in this agreement, Builder has made no promises to Dealer or any Dealer Operator or owner and there are no other agreements or understandings, either oral or in writing, between the parties affecting this agreement or relating to any of the subject matters covered by this agreement. Except as otherwise provided in this agreement, this agreement cancels and supersedes all previous agreements between the parties that relate to any matters covered here. No agreement between Builder and Dealer which relates to matters covered here, and no change in, addition to (except the filling in of blank lines), or erasure of any printed portion of this agreement, will be binding unless it is approved in a written agreement executed in accordance with this agreement.

29. New and Superseding Dealer Agreements - If a new and superseding form of Dealer agreement is offered by Builder to authorized Builder Dealers generally at any time prior to the expiration of the term of this agreement, Builder may terminate this agreement by prior written notice to Dealer, provided Builder offers Dealer a new agreement in the new and superseding form for a term of not less than the then unexpired term of this agreement. Any evaluation of the effectiveness of Dealer’s performance of any of its responsibilities under this agreement may be reflected and considered together with any evaluation made of the effectiveness of Dealer’s performance of similar responsibilities under any succeeding or new and superseding form of Dealer Agreement. Unless otherwise agreed in writing, the rights and obligations of Dealer that may otherwise become applicable on any termination or expiration of the term of this agreement shall not be applicable in the event of the execution by Builder and Dealer of any new or superseding Dealer Sales and Service Agreement and the matured rights and obligations of the parties shall continue under the new agreement. Dealer’s performance under any prior agreement may be considered in an evaluation of Dealer’s performance under this or any succeeding, agreement.

30. Alternative Dispute Resolution - Notwithstanding any provision herein to the contrary if a dispute arises out of or relates to this agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration, litigation, or some other dispute resolution procedure. If mediation proves unsuccessful then any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be submitted to binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, subject to paragraph 21, above.

Dealer:	off the hook Yacht Sales NC, LLC	Builder:	NT Manufacturing, LLC

Dealer Owener	/s/ Jason Ruegg	Trond Schou, CEO:	/s/ Trond Schou
	(Signature)		(Signature)

Dealer Owner	Jason Ruegg
(Print Name)